Exhibit 99.1

HERON THERAPEUTICS, INC. ID: 94-2875566

100 Regency Forest Drive

Suite 300

Cary, North Carolina 27518

Notice of Grant of Stock Options and Option Agreement

Name: Address:

Option Number: Plan: Amended and Restated 2007 Equity Incentive Plan

Unless otherwise defined herein, the terms defined in the Amended and Restated 2007 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Stock Options and Option Agreement.

Effective [_______] (the “Grant Date”), you have been granted a Non-Qualified Stock Option to buy [_______] shares of HERON THERAPEUTICS, INC. (the “Company”) common stock (“Common Stock”) at $[_______] per share (“Exercise Price”) as an inducement material to you entering into employment with the Company in compliance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option”).

The total Exercise Price of all of the shares of Common Stock granted is $[_______]. Shares of Common Stock granted will be subject to the following vesting schedule:

Shares	Vesting Schedule	Full Vest	Expiration

The Inducement Option is granted outside of the Plan but is subject to all of the terms and conditions of the Plan (as if it had been granted under the Plan), and in this Notice of Grant of Stock Options and Option Agreement. Notwithstanding the terms of the Plan, because the Inducement Option is granted outside of the Plan and in compliance with Nasdaq Listing Rule 5635(c)(4):

•	the shares of Common Stock underlying the Inducement Option shall not reduce and shall have no impact on the number of shares of Common Stock available for grant under the Plan;
•	material amendments to the Inducement Option require stockholder approval to the extent required pursuant to Nasdaq Listing Rule 5635(c)(4);
•	the limits in Section 3(b) of the Plan do not apply to the Inducement Option; and
•	the minimum vesting requirements in Section 4(d) of the Plan do not apply to the Inducement Option.

In the event that at the time of exercise of all or any portion of the Inducement Option, the Company does not have a sufficient amount of authorized shares of Common Stock to cover such exercise, the Company may, in lieu of delivering the requisite number of shares of Common Stock, and in full satisfaction and accord of its respective obligations with respect to the Inducement Option and under this Notice of Grant of Stock Options and Option Agreement, provide you with a gross cash payment in an amount equal to (i) the difference between the Fair Market Value on the date of such exercise and exercise price multiplied by (ii) the number of shares of Common Stock so being exercised.

By your signature and the Company's signature below, you and the Company agree that the Inducement Option is governed by the terms and conditions of this Notice of Grant of Stock Options and Option Agreement and, except as otherwise expressly stated herein, the Company's Amended and Restated 2007 Equity Incentive Plan, which is attached and made a part of this document.

HERON THERAPEUTICS, INC.

By:
Name:
Title
Date:

OPTIONEE

By:
Name:
Title
Date: